Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price for such offering is US$196,540,880.50, which is the U.S. dollar equivalent of the maximum aggregate offering price of CAD$250,000,000.00, as calculated based on the Bank of Canada daily average exchange rate on March 11, 2022 of CAD1.2720 = U.S.$1.